Exhibit 99.1

Hartman vREIT XXI has invested in the Energy Corridor Market.

Purchased 7 properties around the energy corridor.

Property	Acquisition Occupancy	04/01/2024 Occupancy	Difference
1400 Broadfield	72.10%	90.88%	18.78%
11211 Katy Freeway	68%	88.64%	20.64%
AOB	55.14%	84.97%	29.83%
16420 Park Ten	53.60%	91.67%	38.07%
Timberway II	64.20%	81.58%	17.38%
1 Park Ten	34.60%	89.18%	54.58%
2 Park Ten	89.10%	99.74%	10.64%
Willowbrook	41.90%	83.83%	41.93%
Spectrum	87.70%	83.14%	4.56%

Lifecycle REIT Performance - Ranked 3-Year Return *(continued)*
as of 3/31/2021

	Annualized Total Return			Total Return Rank		
	1 Year	3 Year	5 Year	1 Year	3 Year	5 Year
Corporate Property Associates 18 - Global Inc. - Class A	2.65%	8.13%	9.29%	6	1	3
Steadfast Apartment REIT, Inc.	3.70%	6.70%	7.57%	3	2	5
SmartStop Self Storage REIT, Inc. - Class A	3.33%	6.44%	9.39%	5	3	2
Griffin-American Healthcare REIT IV, Inc. - Class I	0.79%	5.77%	-	9	4	-
Lightstone Value Plus Real Estate Investment Trust V, Inc.	3.52%	5.68%	4.14%	4	5	12
Moody National REIT II, Inc. - Class I	0.00%	5.36%	-	11	6	-
Benefit Street Partners Realty Trust, Inc.	2.23%	5.16%	0.93%	7	7	17
KBS Real Estate Investment Trust III, Inc.	-2.56%	5.05%	9.02%	14	8	4
Sila Realty Trust, Inc. - Class A	6.35%	4.67%	6.08%	1	9	7
Resource REIT, Inc.	0.55%	4.18%	5.53%	10	10	8
Lightstone Value Plus Real Estate Investment Trust, Inc.	0.80%	3.79%	4.16%	8	11	11
Pacific Oak Strategic Opportunity REIT, Inc.	-8.94%	3.23%	5.09%	22	12	9
Griffin-American Healthcare REIT III, Inc.	-8.56%	1.77%	4.57%	21	13	10
Hartman Short Term Income Properties XX, Inc.	-6.93%	1.54%	10.34%	19	14	1
Lightstone Real Estate Income Trust, Inc.	-6.63%	0.55%	6.27%	18	15	6
CNL Healthcare Properties, Inc.	-2.88%	-0.22%	2.80%	15	16	13
InvenTrust Properties Corp.	-5.37%	-1.70%	-1.81%	17	17	21
CIM Real Estate Finance Trust, Inc.	-1.84%	-2.17%	0.50%	13	18	19
Modiv Inc.	-20.50%	-2.18%	-	28	19	-
Lightstone Value Plus Real Estate Investment Trust II, Inc.	-19.80%	-2.58%	1.01%	26	20	16
Phillips Edison & Company, Inc.	-20.15%	-3.06%	2.25%	27	21	15
Strategic Realty Trust, Inc.	-10.41%	-3.52%	-1.44%	24	22	20
Inland Real Estate Income Trust, Inc.	-0.39%	-3.53%	0.66%	12	23	18
Lightstone Value Plus Real Estate Investment Trust III, Inc.	-13.44%	-4.17%	2.47%	25	24	14
KBS Real Estate Investment Trust II, Inc.	-7.32%	-6.56%	-3.84%	20	25	23
Healthcare Trust, Inc.	-5.09%	-6.82%	-3.13%	16	26	22
Hospitality Investors Trust, Inc.	-9.34%	-14.15%	-16.75%	23	27	26
Watermark Lodging Trust, Inc. - Class A	-51.71%	-16.67%	-7.68%	30	28	24
NorthStar Healthcare Income, Inc.	-37.76%	-22.03%	-12.44%	29	29	25
Cottonwood Communities Inc. - Class A	5.09%	-	-	2	-	-

Note: Returns are calculated without sales load and with reinvestment where available. Rankings are based on the share class with the highest return.

11211 Katy Freeway, Suite 309
Houston, Texas 77079

April 18, 2025

VIA EMAIL (acollins@silverstarreit.com)

Adrienne Collins, Esquire
General Counsel and Corporate Secretary
Silver Star Properties REIT, Inc.
601 Sawyer, Suite 600
Houston, TX 77007

Re: Books and Records Demand

Dear Ms Collins:

Allen Hartman and Hartman Family Protection Trust (the "Requesting Stockholders") are in receipt of your letter dated April 15, 2025 again unlawfully denying their books and records demand with respect to Silver Star Properties REIT, Inc., a Maryland corporation ("Silver Star").

If and when this matter is litigated, the court will undoubtedly see Silver Star's obstinance for what it is – a continued attempt to delay, delay, delay for the sole purpose of hamstringing the Requesting Stockholders with respect to their efforts to protect their investments in Silver Star.[1] To be clear, your letter does not state a proper reason under Maryland law for denying the Requesting Stockholders' request, and the Requesting Stockholders reject the unlawful condition that Silver Star seeks to impose on the production of the requested records. The simple reality is that Silver Star does not want the Requesting Stockholders to obtain information that might be useful to them (and detrimental to Silver Star's management team) in evaluating their investments and in connection with the upcoming annual meeting of stockholders.

There is no "fact question". The Requesting Stockholders have previously represented to Silver Star that they seek the requested records for purposes related to monitoring and/or protecting their investments in Silver Star and for no other purpose, and the nature of the requested records is clearly consistent with that representation. That is sufficient under Maryland law. With that said, and although not required as a condition to exercising their inspection rights under Maryland law, the Requesting Stockholders hereby certify under oath that the purposes of their request are to: (i) enable them to understand Silver Star's financial condition and prospects; and (ii) enable them and their agents to communicate with fellow stockholders on matters relating to their mutual interests as stockholders, including with respect to Silver Star's financial condition

[1] The Requesting Stockholders remind Silver Star that Judge Vittoria of the Circuit Court for Baltimore City has previously disagreed with similar frivolous objections by Silver Star and ordered Silver Star to honor its stockholders' statutory inspection rights.

and results of operations, Silver Star's strategic direction and whether any change should be made thereto, and the election of directors.

The Requesting Stockholders note that all of Silver Star's statutory deadlines for providing the requested records have passed other than with respect to the sworn statement of the president, treasurer, a vice president, or an assistant treasurer of Silver Star showing all stock and other securities issued by Silver Star during the 12 months (production deadline: April 27, 2025), and they expect Silver Star to make all other requested records available to the Requesting Stockholders no later than Monday, April 21, 2025.

Sincerely,

Allen R. Hartman

Hartman Family Protection Trust

By: Allen R. Hartman, Trustee

By: Lisa Hartman, Trustee

cc: Jerrold A. Thrope, Esq. (via email)

[*Document Continues on Next Page*]

[*Document Continued*]

State of Texas
County/City of Harris

The undersigned, Allen R. Hartman, being sworn, affirms under penalty of perjury, that the undersigned executed the foregoing letter, and that the information and facts stated therein regarding the purpose of the demand for inspection made therein (and in his letters to Silver Star dated March 27, 2025 and April 7, 2025) are true and correct. Such inspection is reasonably related to the undersigned's interest as a stockholder and is not desired for a purpose that is in the interest of a business or object other than the business of Silver Star.

____

Subscribed and sworn to before me on April 18, 2025.

____
Notary Public

My commission expires: 6-28-2025

M. GARCIA
Notary Public, State of Texas
Comm. Expires 06-28-2025
Notary ID 125883000

[*Document Continues on Next Page*]

[*Document Continued*]

State of Texas
County/City of Harris

The undersigned, Hartman Family Protection Trust, being sworn, affirms under penalty of perjury, that the undersigned executed the foregoing letter, and that the information and facts stated therein regarding the purpose of the demand for inspection made therein (and in its letters to Silver Star dated March 27, 2025 and April 7, 2025) are true and correct. Such inspection is reasonably related to the undersigned's interest as a stockholder and is not desired for a purpose that is in the interest of a business or object other than the business of Silver Star.

Hartman Family Protection Trust

By: ______________________
Allen R. Hartman, Trustee

By: ______________________
Lisa Hartman, Trustee

Subscribed and sworn to before me on April 18, 2025.

____
Notary Public

My commission expires: 6-28-2025

M. GARCIA
Notary Public, State of Texas
Comm. Expires 06-28-2025
Notary ID 125883000

—HARTMAN—

April 1, 2025

Dear Silver Star Shareholders,

The recent letter and PowerPoint from Silver Star Properties is more deflection, irresponsible hyperbole and continuation of Haddock's financial misrepresentations. Mr. Haddock and his SSP colleagues simply do not deserve the benefit of the doubt. Their statements should be viewed skeptically and with discernment. Haddock and his SSP colleagues appear to have destroyed an estimated $278 million of net asset value attributable to common shareholders in pursuit of their failed New Direction Plan since I was forced out in October of 2022.

According to SSP's own filings, the Company's net asset value stood at $412 million in 2020. On April 13, 2023, SSP filed a Form 8-K indicating $228 million of net asset value for the period ending December 31, 2022, which resulted in the loss of an estimated $184 million in net asset value. On September 24, 2024, SSP filed a Form 8-K indicating further decline to $134 million of net asset value for the period ending June 30, 2024. This represented an additional $93 million destruction of net asset value over the 18-month period between January 1, 2023 and June 30, 2024. Now five months after their most recent NAV filing, Haddock and SSP colleagues are warning shareholders that a liquidation could yield zero value.

As noted previously, SSP recognized a $26.1 million "gain on sale of assets" for the three months ending March 31, 2023. The property sales initially completed after my separation from SSP are the best evidence of my performance, management and leadership at SSP. I cannot reasonably be blamed for Mr. Haddock's and his SSP colleagues' failure to properly manage SSP's legacy assets, the resulting declining occupancy levels or the aforementioned losses and damage resulting from their failed New Direction Plan.

In response to Haddock's attempts to deflect blame for their failure to properly manage occupancy levels of legacy office assets, in 2022, SSP conducted a Net Promoter Score survey of tenants. NPS is the gold standard of measuring customer experience metrics. SSP received a NPS of 71.2% from tenants, rated as World Class and as the #1 commercial real estate operating company in the country and equivalent to the 71.2% Ritz-Carlton received in the hospitality industry.


71.2
WORLD CLASS
NET PROMOTER
SCORE

Mr. Haddock and his SSP colleagues have failed to provide any independent evidence supporting their claim of deferred maintenance on the remaining seven legacy office assets. Mr. Haddock's and his SSP colleagues' rationale and judgment in liquidating SSP legacy assets regardless of price - in many cases realizing values below what was paid for the properties ten years ago – should be further examined. They have misused SSP assets to pursue baseless and legally deficient arguments including relentlessly smearing me. Actively trafficking in the smear evidences their objective *is not to enhance* SSP's net asset value attributable to shareholders. Their failure to take responsibility for and contemptuously deflect blame for the aforementioned losses and destruction of net asset value attributable to shareholders reflects their desperation.

Haddock's claims of $35 million from me is unproven and is a baseless allegation. In reality, Silver Star owes Hartman vREIT XXI $15 million, as they have repeatedly stated in their SEC filings. To say the opposite is a scare tactic employed by Haddock who does not seem to know anything about running a company, but is an expert at legal warfare and spending your money on such.

Haddock and his colleagues actions since my forced departure indicate they are not interested in preserving SSP's net asset value attributable to shareholders. The failed New Direction Plan resulted in taking on too much leverage to acquire questionable Walgreen's leases and over-priced storage assets. Haddock appears to treat SSP as his personal piggy bank. The current co-CEO's have been awarded compensation of over $1.1 million annually.

On January 21st, Judge Vittoria of the Circuit Court for Baltimore City, Maryland ordered SSP to hold an annual meeting within 6 months where SSP shareholders must be given a binary choice between liquidation and deferring liquidation for the purpose of executing an alternate strategy. We are also offering shareholders an option to replace current board members with highly qualified alternatives.

Judge Vittoria's thoughtful order was clear. He did not authorize Mr. Haddock and his SSP colleagues to (i) engage in irresponsible hyperbole, (ii) financial misrepresentations or (iii) further disenfranchise SSP shareholders. They have already spent close to $5 million fighting a shareholder vote. The shareholder vote provides an opportunity to rectify the financial and operational mess Mr. Haddock and his SSP colleagues have created with their failed New Direction Plan.

If you are a shareholder interested in hearing more about our concerns regarding the Company and Haddock's mismanagement, please email us at ir@hartman-investments.com the following information:

Name:
Email:
Phone:
Address:

Best regards,
Al Hartman
CEO & President